SUBSIDIARIES OF BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

As of 12/31/2022

Name of Subsidiary	Jurisdiction of Incorporation of Organization

BLICNY Property Ventures, LLC	Delaware